Exhibit 99.1

Altair Nanotechnologies Inc. Announces 1-for-6 Reverse Stock Split

Reno, NV (Marketwire – December 7, 2012) – Altair Nanotechnologies Inc. (NASDAQ: ALTI), today announced that its Board of Directors approved a 1-for-6 reverse stock split, which will become effective immediately following the close of trading on December 17, 2012.  The consolidated common shares will begin trading on a split-adjusted basis on December 18, 2012 on the NASDAQ Capital Market.

“The primary objective in effecting the reverse stock split at this time is to enable Altair to maintain its listing on the NASDAQ Capital Market,” said Alexander Lee, Chief Executive Officer of Altair Nanotechnologies Inc. “Over the past two quarters, we executed on a number of key milestones:

•	We focused on our new China plan:
o
We entered into an economic development agreement with the cities of Wu’an and Handan in the Hebei province, which calls for the transfer of up to 330 acres of land as well as orders for electric buses and energy storage systems (ESS). In return, the Company shall establish a manufacturing presence in Wu’an’s new technology park.

o
We acquired a conditional 50-year right to use 66 acres of land in Wu’an for $13.9 million (inclusive of taxes) through a bidding process. We retained Beijing Hengxin Delv Assets Appraisal Co. Ltd. to perform an appraisal of the land. The value of the land was appraised at $32.2 million, which was verified by BDO China Dahua.

o	We applied for special grants and subsidies, and to date, Wu’an has awarded and paid Altair $12 million.
o	We received a $1.9 million down payment from Wu’an for an initial EV bus order.
o	We completed the design of our planned LTO and ESS manufacturing facilities.
•	We focused on sales and on our deliverables:
o	We launched our new 2 MW ALTI-ESS Advantage product this year and sold a system to TSK Solar in October.
o	We signed a supply agreement with Proterra for deliveries in 2013.
o	We built five ESS systems, three of which are now in their final stages of commissioning.
o	We ramped up our R&D proposal activity, and commenced economic development discussions in the U.S.
o	Deferred revenues grew to $5.3 million in the third quarter.
•	We focused on cost reductions and the consolidation of our operations.

“We are continuing to build upon these recent successes and believe 2013 will bring much stronger financial performance. Maintaining our listing on the Nasdaq Capital Market is important to our current shareholders and should help us attract a broader range of investors to the company,” said Mr. Lee.

Based on 69,537,911 shares outstanding at October 12, 2012 and excluding the effects of rounding of fractional shares, the number of outstanding shares following the 1-for-6 reverse stock split would be 11,589,652.  Any fractional shares will be rounded up to the nearest whole share.  The exercise price and the number of shares of common stock issuable under the Company’s outstanding warrants and stock options will be proportionately adjusted to reflect the reverse stock split.

Registered stockholders immediately following the closing of trading on December 17, 2012 will receive a Letter of Transmittal from the company’s transfer agent, Registrar and Transfer Company, with specific instructions regarding the exchange of shares.  Shareholders that hold shares as beneficial owners will have their holdings electronically adjusted by their brokers or banks that hold the shares in street name for their benefit.

About Altair Nanotechnologies Inc.
Altair is a leading provider of high-power energy storage systems for the electric grid, industrial equipment and transportation markets. The company's lithium titanate technology is built on a proprietary nano-scale processing technology that creates high-power, rapid-charging battery systems with industry-leading performance and cycle life. Altair is headquartered in Reno, Nevada and maintains operations in Anderson, Indiana; Zhuhai, China; and Wu'an, China. For additional information, please visit: www.altairnano.com.

ALTAIR NANOTECHNOLOGIES INC . ANNOUNCES 1-for-6 REVERSE STOCK SPLIT

Forward-Looking Statements
This report may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altair's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this report. These risks include the risk that the consolidation will not be sufficient for the Company to maintain its Nasdaq Capital Market and that the market price of the Company’s common stock will subsequently drop below $1 in the future, leading to a potential future delisting. Other risks are identified in Altair's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altair expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altair expectations or results or any change in events.

For Additional Information:

Investors
Tony Luo
tluo@altairnano.com
775.858.3726

MEDIA
Erin Witt
ewitt@altairnano.com
(317) 509-5968